Exhibit 99.1

           Harrington West Financial Group, Inc Announces Completion of Purchase and Assumption of Thousand Oaks, California Banking Office

    SOLVANG, Calif.--(BUSINESS WIRE)--May 27, 2005--Harrington West Financial Group, Inc. (NASDAQ:HWFG), the holding company for Los Padres Bank, FSB and its division, Harrington Bank, today announced that it had successfully completed the purchase and assumption of $42.8 million in deposits from Western Financial Bank in the Thousand Oaks, California market for a premium of $1.9 million. These deposits have a duration matched cost of funds that is below the Company's comparable borrowing cost and, therefore, is expected to improve net interest margin.
    In commenting on the transaction, Craig J. Cerny, Chairman and CEO, commented, "This deposit acquisition will nicely complement our banking offices in our southern central coast markets of Ventura and Ojai and support our recently hired and experienced commercial lending team with deposit gathering capabilities. These deposits will also fund our strong loan growth of recent quarters at a cost that is well under our comparable borrowing rates."
    Harrington West is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG will operate 15 full service banking offices on the central coast of California, Scottsdale Arizona, and the Kansas City metro area. It also owns Harrington Wealth Management Company, a trust and investment management company with $137.8 million in assets under management or custody.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results and (v) other factors referenced in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


    CONTACT: Harrington West Financial Group
             Craig J. Cerny, 913/663-0180
             For share transfer information:
             Lisa Watkins, 805/688-6644